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                                                                   Exhibit h(2)

                           Variable Annuity Portfolios
                              388 Greenwich Street
                            New York, New York 10013

                                 August 24, 2000

Citi Fiduciary Trust Company
125 Broad Street
11th Floor
New York, New York 10004

      Re:  Variable Annuity Portfolios - Transfer Agency and Service Agreement

Ladies and Gentlemen:

      This letter serves as notice that CitiSelect VIP Folio 100 Income, CitiSelect VIP Folio 200 Conservative, CitiSelect VIP Folio 300 Balanced, CitiSelect VIP Folio 400 Growth, CitiSelect VIP Folio 500 Growth Plus and CitiFunds Small Cap Growth VIP Portfolio (collectively, the "Series"), are added to the list of series to which Citi Fiduciary Trust Company ("Citi Fiduciary") renders services as transfer agent pursuant to the terms of the Transfer Agency and Service Agreement dated as of October 1, 1999 (the "Agreement") between each of the investment companies listed on Schedule A thereto and Citi Fiduciary (formerly known as, "Smith Barney Private Trust Company").

      Please sign below to acknowledge your receipt of this notice adding the Series as beneficiaries under the Agreement.

                                    VARIABLE ANNUITY PORTFOLIOS

                                    By:     Philip Coolidge
                                            ----------------------------
                                    Title:  President
                                            ----------------------------

Acknowledgment:

CITI FIDUCIARY TRUST COMPANY

By:     George Betzios
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Title:  Director Transfer Agency Operations
        -----------------------------------